                                  CONFIDENTIAL





                                  PRESENTATION

                                     TO THE

                              INDEPENDENT COMMITTEE

                                     OF THE

                               BOARD OF DIRECTORS

                                       OF


                                GB HOLDINGS, INC.








                                  July 14, 2003


The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firms to whom it is furnished by us. Reproduction, publication, or dissemination of all or any portion hereof may not be made without prior approval of Libra Securities, LLC.


                          [LIBRA SECURITIES, LLC LOGO]

                              LIBRA SECURITIES, LLC

              126 East 56th Street, Fifth Floor, New York, NY 10022
                        T (212) 308-4060 F (212) 308-8925

                                GB HOLDINGS, INC.
                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


                                                                         Page
                                                                         ----
1. Summary of Engagement...................................................1

2. GB Holdings Overview....................................................3

3. Summary of Proposed Exchange Offer......................................5

4. Summary of Valuation Ranges.............................................7

5. Selected Public Trading Comparables & Precedent Transactions............8

6. Discounted Cash Flow Analysis...........................................9

7. Issues Facing New Jersey Casinos.......................................12

8. Opinion Summary........................................................13

9. Statement of Contingent and Limiting Conditions........................14

Appendices:
   A.    Selected Historical Financial Statements
   B. Selected Non-Nevada Single Property Gaming Transactions Less Than $300 Million
   C.    Additional Precedent Gaming Transactions

                              1. GB HOLDINGS, INC.
                              SUMMARY OF ENGAGEMENT

--------------------------------------------------------------------------------

PURPOSE OF ENGAGEMENT

o Libra Securities, LLC ("Libra") has been retained by the Independent Committee of the Board of Directors of GB Holdings, Inc. ("GB Holdings" or the "Parent").

o The Parent, through its Greate Bay Hotel and Casino, Inc. subsidiary ("Operating"), owns and operates the Sands Casino and Hotel (the "Sands") located in Atlantic City, New Jersey.

o The Parent, through its GB Property Funding Corp. subsidiary ("Finance"), issued $110.0 million of 11% notes due September 29, 2005 (the "Existing Notes"). (Parent, Operating and Finance, taken together, are referred to herein as the "Company".)

o Libra has been engaged to provide (i) an opinion to the Committee as to the fairness from a financial point of view of the consideration to be received by the common stockholders of the Parent (the "Fairness Opinion") in the transaction (the "Transaction") described in Section 3 hereto and (ii) a TIA Opinion (the "TIA Opinion", and with the Fairness Opinions, the "Opinions")) to be delivered to the Trustee of the Existing Notes if required pursuant to Section 314(d)(1) of the Trust Indenture Act of 1939, as amended.

o The following presentation is a summary of Libra's analysis in connection with the Fairness Opinion. It is our understanding that the TIA Opinion will be delivered at the closing of the Transaction and therefore will be based on our analysis at that time.


DUE DILIGENCE

o    Due diligence activities carried out as part of our analysis:

     1. Met with representatives and attorneys for the Independent Committee and certain members of the senior management of the Parent to discuss the operations, financial condition, future prospects, projected operations and performance of the Company and the pending Transaction;

     2. Reviewed the Parent's Form 10-K for the fiscal year ended December 31, 2002 and the Parent's Form 10-Q for the period ended March 31, 2003, which the Company's management has identified as the most current financial statements available;

--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 1

                              1. GB HOLDINGS, INC.
                              SUMMARY OF ENGAGEMENT

--------------------------------------------------------------------------------

     3. Reviewed and discussed with the Parent's management the projections of the Company's financial performance for the fiscal year ended December 31, 2003 prepared by the Company's management;

     4. Discussed with the Company's management the New Jersey tax environment, the likely impact of the Borgata casino, and various other potential new competitive threats in other states;

     5.   Visited certain facilities and business offices of the Company;

     6. Reviewed the historical market prices and trading volume for the Company's publicly traded securities and other publicly available information regarding the Company;

     7. Reviewed certain publicly available financial data for certain companies that we deemed comparable to the Company;

     8.   Reviewed the Existing Indenture and related security documents;

     9. Reviewed a memorandum describing the Transaction from the Company dated July 11, 2003; and

     10. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

Libra has not independently verified the accuracy and completeness of the information supplied with respect to the Parent and does not assume any responsibility with respect to it.

--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 2

                              2. GB HOLDINGS, INC.
                              GB HOLDINGS OVERVIEW

--------------------------------------------------------------------------------

GB HOLDINGS OVERVIEW

Based on the Company's public filings and other information provided to us by Company management:

     o GB Holdings is the parent of Operating, the owner and operator of the Sands.

     o The Sands is located in Atlantic City, New Jersey on approximately 6.1 acres of land one-half block from the Boardwalk at Brighton Park between Indiana Avenue and Dr. Martin Luther King, Jr. Boulevard. The facility currently consists of a casino and simulcasting facility with approximately 79,000 square feet of gaming space containing approximately 2,300 slot machines and approximately 60 table games; a hotel with 637 rooms (including 57 suites); six restaurants; one cocktail lounge; two private lounges for invited guests; an 800-seat cabaret theater; retail space; an adjacent nine-story office building with approximately 77,000 square feet of office space for its executive, financial and administrative personnel; the "People Mover", an elevated, enclosed, one-way moving sidewalk connecting the Boardwalk to the Sands using air rights granted by an easement from the City of Atlantic City and a garage and surface parking for approximately 1,750 vehicles.

     o Atlantic City presently has twelve casinos that in aggregate offer approximately 1.3 million square feet of gaming space. The Sands is the smallest of the twelve facilities with approximately 6.1% of the market's available gaming space.

     o GB Holdings presently owns cash well in excess of what is currently needed to run the business. As of March 31, 2003, GB Holdings had approximately $46.6 million in total cash and cash equivalents.

     o According to management, GB Holdings owns CRDA investments with a net present value of approximately $10.3 million as of March 31, 2003.

     o Atlantic City casinos are faced with the prospect of several forms of impending additional competition, including:

          o The opening of The Borgata in July 2003. This facility, with 135,000 square feet of gaming space and 2,010-room hotel will be the first new facility in Atlantic City in 12 years.


--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 3

                              2. GB HOLDINGS, INC.
                              GB HOLDINGS OVERVIEW

--------------------------------------------------------------------------------

          o Catskills casinos. New York State has passed legislation authorizing the creation of three full-service casinos in the Catskills.

          o Significant numbers of video lottery machines are expected to be installed at New York racetracks in the next 12 months.

          o    Possible legalization of racinos in Pennsylvania.



--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 4

                              3. GB HOLDINGS, INC.
                       SUMMARY OF PROPOSED EXCHANGE OFFER

--------------------------------------------------------------------------------

Libra understands the following regarding the transactions contemplated by Parent, Finance and Operating (together, the "Company"):

o Parent holds all of the outstanding capital stock of Operating and Finance and Finance is the issuer of the Existing Notes.

o The Existing Notes are guaranteed by each of Operating and Parent and are secured by liens on certain of the assets of the Company (the "Collateral").

o The Company intends to solicit the consent of holders of the Existing Notes to amend the Amended and Restated Indenture, dated as of October 12, 2001, governing the Existing Notes (the "Existing Indenture") and related security documents to eliminate substantially all of the covenants set forth in the Existing Indenture, release all liens on the Collateral (the "Release") and offer to exchange all of the Existing Notes for new notes (the "New Notes") to be issued by a newly formed wholly-owned subsidiary of Operating ("Newco") in the same principal amount as its Existing Notes.

o The New Notes will be secured by all existing and future assets of Newco, accrue interest at a rate of 3% per annum payable at maturity, mature on September 29, 2008, be convertible into 72.5% of the equity of Newco on a fully diluted basis (or such lesser prorated amount if less than all of all holders of Existing Notes elect to receive New Notes) and have other terms similar to those currently included in the Existing Indenture (except that the New Notes will be assumable in connection with an acquisition of the Sands and will not contain any "change of control put" or other similar provisions).

o In connection with the offer to exchange the Existing Notes for the New Notes, the Company intends to pay to the holders of the Existing Notes who accept the exchange offer $100 per $1,000 in principal amount of Existing Notes exchanged, plus any accrued but unpaid interest then due on the Existing Notes being exchanged (we assume for the purposes hereof that the Company has paid all interest that is currently due and payable on the Existing Notes.)

o In connection with the issuance of the New Notes, the Company will transfer substantially all of its assets and obligations (other than any Existing Notes that remain outstanding, intercompany notes and the stock of Operating and Finance) to Newco in exchange for (a) warrants to acquire, for nominal consideration, 27.5% of the common stock of Newco on a fully diluted basis (the "Warrants") and (b) if all of the holders of the Existing Notes do not elect to exchange, the pro rata portion of the 72.5% of common stock of Newco reserved for

--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 5

                              3. GB HOLDINGS, INC.
                       SUMMARY OF PROPOSED EXCHANGE OFFER

--------------------------------------------------------------------------------

     issuance upon the conversion of the New Notes that would have been issued to such holders of the Existing Notes had they exchanged.

o Parent will then dividend to its stockholders all of the Warrants, which, upon conversion of the New Notes would be convertible into 27.5% of the capital stock of Newco on a fully diluted basis (if 100% of the Existing Notes are exchanged for New Notes, common stock representing 27.5% of the Newco stock on a fully diluted basis will be issued in place of the Warrants and distributed to Parent's common stockholders pro rata.)

o The Warrants, any shares of common stock of Newco issued to Parent, and any shares of common stock of Newco issuable upon exercise thereof or upon conversion of the New Notes will be registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and will be free from restrictions on trading thereunder or under applicable state securities laws.

o Each of Operating and Finance will also be merged into Parent with Parent as the surviving corporation.

o The amendments to the Existing Indenture and related security documents, the Release, the offer to exchange the Existing Notes for the New Notes, the cash payment to the holders of the Existing Notes, the transfer of substantially all of the operating assets of the Company to Newco and the dividend by Parent of the Warrants, issued by Newco, to Parent's stockholders are referred to collectively herein as the "Transaction."



--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 6

                              4. GB HOLDINGS, INC.
                           SUMMARY OF VALUATION RANGES

--------------------------------------------------------------------------------

                                    (US$MM)


                                ASSUMED
                               NORMALIZED                    VALUE OF            ASSUMED EXCESS            TOTAL
                                 SANDS       MULTIPLE        OPERATING             CASH + CRDA          ENTERPRISE
                                EBITDA         RANGE         BUSINESS         (@ NET PRESENT VALUE)        VALUE
                               ----------    --------        ---------        ---------------------     ----------
I.   PRECEDENT TRANSACTIONS      $18.0     5.3x - 6.5x     $95.4 - $117.0            $50.0            $145.4 - $167.0


II.  TRADING COMPARABLES         $18.0     5.0x - 5.5x     $90.0 - $99.0             $50.0            $140.0 - $149.0


III. DISCOUNTED CASH FLOW        N.A.      N.A.            $104.6 - $112.6           $50.0            $154.6 - $162.6


IV.  INTEREST SAVINGS AND ASSUMABLE DEBT

     By exchanging into lower coupon notes, the Company will achieve interest savings equal to the difference between 11% rate on the Existing Notes and 3% rate on the New Notes. Additionally, the New Notes will be assumable and have no change of control put.






--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 7

                              5. GB HOLDINGS, INC.
          SELECTED PUBLIC TRADING COMPARABLES & PRECEDENT TRANSACTIONS

--------------------------------------------------------------------------------

                  (dollars in millions, except per share data)


                                                                                 TRADING                     ACQUISITION
                                          GB HOLDINGS, INC.                    COMPARABLES                   COMPARABLES
                              ------------------------------------------ ---------------------- ------------------------------------
                                  LTM ENDING      EBITDA IS AVERAGE OF    AZTAR    TRUMP HOTELS     RESORTS         THE CLARIDGE
                              MARCH 31, 2003 (1) LAST 4 FISCAL YEARS (2) CORP. (3) & CASINO (4) INTERNATIONAL (5) HOTEL & CASINO (6)
                              ------------------ ----------------------- --------- ------------ ----------------- ------------------
Ticker                                GBH                 GBH              AZR         DJT             N.A.             N.A.
LTM Ended                           3/31/03             3/31/03           4/3/03     3/31/03         9/30/00          6/30/00
Share Price (7)                      $3.17               $3.17            $15.34      $1.97           N.A.              N.A.

Net Revenue                         $180.0              $180.0            $831.3    $1,212.0         $257.5           $177.8
EBITDA                               14.1                20.7              186.6      277.0           21.5              11.7
  EBITDA Margin                      7.8%                11.5%             22.4%      22.9%           8.4%              6.6%

Total Debt                          $110.0              $110.0            $453.5    $1,520.4          N.A               N.A
Less: Excess Cash (8)                39.4                39.4              12.0       128.6           N.A               N.A
                                    ------              ------            ------    --------         ------           ------
  Net Debt                          $70.6               $70.6             $441.5    $1,391.8          N.A               N.A
Equity Market Value                  31.7                31.7              558.1      58.9            N.A               N.A
                                    ------              ------            ------    --------         ------           ------
  TOTAL ENTERPRISE VALUE ("TEV")
  OF OPERATING BUSINESS             $102.3              $102.3            $999.6    $1,450.7        $140.0            $62.0

TOTAL DEBT/LTM EBITDA                7.8x                5.3x              2.4x       5.5x            N.A               N.A
TOTAL NET DEBT/LTM EBITDA            5.0x                3.4x              2.4x       5.0x            N.A               N.A

TEV/LTM NET REVENUE                  0.6x                0.6x              1.2x       1.2x            N.A               N.A

TEV/LTM EBITDA                       7.3x                4.9x              5.4x       5.2x            6.5x              5.3x

--------------------------------------------------------------------------------
Notes:

(1) EBITDA excludes $0.2MM in LTM Loss on Disposal of Assets EBITDA excludes $1.3MM in LTM Loss on Impairment of Fixed Assets

(2) EBITDA is pro forma to be an average of GBH's 1999, 2000, 2001 and 2002 EBITDA.

(3) Long term debt includes $5.5 million of Series B ESOP Convertible Preferred Stock Total debt excludes $98.5 million of Construction in Progress

(4) Total debt pro forma for March 2003 bond offering Debt values represent market value as of May 11, 2003 Shares outstanding include 7.9 million Series A Convertible Preferred Stock EBITDA excludes $3.3MM in LTM Renegotiation Costs

(5) Resorts International was acquired by Colony Capital on October 30, 2000 Net Revenue and EBITDA are for the twelve months ended September 30, 2000

(6) The Claridge was acquired by Park Place Entertainment on August 24, 2000 TEV excludes $20.0 million in excess cash Net Revenue and EBITDA are for the twelve months ended June 30, 2000

(7)  Share price as of June 25, 2003.

(8) Excess cash defined as total cash on balance sheet less "cash used in the business" (assumed to be 4% of LTM net revenue) and excludes CRDA investments.

--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 8

                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS

--------------------------------------------------------------------------------

ASSUMPTIONS

Libra has used the following assumptions in developing the discounted cash flow analysis set forth elsewhere in this presentation. These assumptions are based on discussions with management and our experience with other casino operations.


OPERATIONAL ASSUMPTIONS

o    $12.1 million in annual interest expense
o    $12.0 million in annual depreciation expense
o    $10.5 million NOL carryforward
o Year 1 revenues are an average of GB Holdings revenues for the 1999, 2000, 2001 and 2002 fiscal years
o Expenses are maintained at the same percentage of net revenue as they were on average for GB Holdings 1999, 2000, 2001 and 2002 fiscal years
o    All revenues and expenses are inflation adjusted


DISCOUNTED CASH FLOW ASSUMPTIONS
o    Valuation as of January 1, 2004
o    EBITDA exit multiples of 5.0 times, 5.5 times and 6.0 times
o    12%, 13% and 14% discount rates
o    40% corporate tax rate

--------------------------------------------------------------------------------
                                                  [LIBRA SECURITIES, LLC LOGO] 9

                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SUMMARY
--------------------------------------------------------------------------------
                                     (US$MM)



DCF Valuation - Low (1)                                              $104.6

DCF Valuation - High (2)                                             $112.6

Enterprise Reference Range                                       $104.6 - $112.6


---------------
(1) Represents an exit EBITDA multiple of 5.0x and a discount rate of 13.0%.
(2) Represents an exit EBITDA multiple of 6.0x and a discount rate of 13.0%.

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 10

                              6. GB HOLDINGS, INC.
                          DISCOUNTED CASH FLOW ANALYSIS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               OPERATING STATEMENT
--------------------------------------------------------------------------------

                                     (US$MM)

                                                              PROJECTED YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------------------------------
                                    2004E    2005E    2006E    2007E    2008E    2009E    2010E    2011E    2012E    2013E
                                  -----------------------------------------------------------------------------------------
Revenues:
  Casino                           $224.0   $230.7   $237.6   $244.8   $252.1   $259.7   $267.5   $275.5   $283.8   $292.3
  Rooms                              10.4     10.7     11.0     11.3     11.7     12.0     12.4     12.7     13.1     13.5
  Food and beverage                  27.2     28.0     28.9     29.8     30.6     31.6     32.5     33.5     34.5     35.5
  Other                               4.7      4.9      5.0      5.2      5.3      5.5      5.6      5.8      6.0      6.2
    Less: Promotional allowances    (39.5)   (40.7)   (41.9)   (43.2)   (44.5)   (45.8)   (47.2)   (48.6)   (50.1)   (51.6)
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
      Net revenues                 $226.8   $233.6   $240.6   $247.8   $255.2   $262.9   $270.8   $278.9   $287.3   $295.9
      % Growth                         NA      3.0%     3.0%     3.0%     3.0%     3.0%     3.0%     3.0%     3.0%     3.0%

Expenses:
  Casino                           $178.3   $183.6   $189.1   $194.8   $200.6   $206.7   $212.9   $219.3   $225.8   $232.6
  Rooms                               3.2      3.3      3.4      3.5      3.7      3.8      3.9      4.0      4.1      4.2
  Food and beverage                  10.0     10.3     10.6     10.9     11.2     11.6     11.9     12.3     12.7     13.0
  Other                               3.5      3.6      3.7      3.8      3.9      4.0      4.2      4.3      4.4      4.6
  General and administrative         11.0     11.4     11.7     12.1     12.4     12.8     13.2     13.6     14.0     14.4
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
      Total expenses               $206.1   $212.2   $218.6   $225.2   $231.9   $238.9   $246.0   $253.4   $261.0   $268.8
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

EBITDA                             $ 20.7   $ 21.3   $ 22.0   $ 22.6   $ 23.3   $ 24.0   $ 24.7   $ 25.5   $ 26.3   $ 27.0
  % Margin                            9.1%     9.1%     9.1%     9.1%     9.1%     9.1%     9.1%     9.1%     9.1%     9.1%
  Depreciation Expense               12.0     12.4     12.7     13.1     13.5     13.9     14.3     14.8     15.2     15.7
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

EBIT                               $  8.7   $  9.0   $  9.3   $  9.5   $  9.8   $ 10.1   $ 10.4   $ 10.7   $ 11.1   $ 11.4
  Interest Expense                   12.1     12.5     12.8     13.2     13.6     14.0     14.4     14.9     15.3     15.8
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

EBT                                $ (3.4)  $ (3.5)  $ (3.6)  $ (3.7)  $ (3.8)  $ (3.9)  $ (4.0)  $ (4.1)  $ (4.3)  $ (4.4)
Corporate Taxes                       --       --       --       --       --       --       --       --       --       --
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

  Earning After Taxes              $ (3.4)  $ (3.5)  $ (3.6)  $ (3.7)  $ (3.8)  $ (3.9)  $ (4.0)  $ (4.1)  $ (4.3)  $ (4.4)

    Plus: Depreciation Expense       12.0     12.4     12.7     13.1     13.5     13.9     14.3     14.8     15.2     15.7
    Plus: Interest Expense           12.1     12.5     12.8     13.2     13.6     14.0     14.4     14.9     15.3     15.8
    Less: Maintenance CAPEX          10.0     10.3     10.6     10.9     11.3     11.6     11.9     12.3     12.7     13.0
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

  Free Cash Flow                   $ 10.7   $ 11.0   $ 11.4   $ 11.7   $ 12.1   $ 12.4   $ 12.8   $ 13.2   $ 13.6   $ 14.0

                                   ------------------------   ------------------------   ------------------------
                                       5.0x Exit EBITDA           5.5x Exit EBITDA          6.0x Exit EBITDA
                                           Multiple                   Multiple                   Multiple
                                   ------------------------   ------------------------   ------------------------
                                    12.0%   13.0%    14.0%    12.0%    13.0%    14.0%    12.0%    13.0%    14.0%
                                    -----   -----    -----    -----    -----    -----    -----    -----    -----
Discounted Free Cash Flow          $ 67.6   $ 64.8   $ 62.2   $ 67.6   $ 64.8   $ 62.2    $67.6   $ 64.8   $ 62.2
2004E-2013E
Discounted Terminal Value            43.5     39.8     36.5     47.9     43.8     40.1     52.2     47.8     43.8
                                   ------   ------   ------   ------   ------   ------   ------   ------   ------
  Enterprise Value                 $111.1   $104.6   $ 98.6   $115.5   $108.6   $102.3   $119.8   $112.6   $105.9

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 11

                              7. GB HOLDINGS, INC.
                        ISSUES FACING NEW JERSEY CASINOS

--------------------------------------------------------------------------------

ATLANTIC CITY OUTLOOK

Negative Issues

o    Impending increase in New Jersey State gaming taxes.

o Possible cannibalization due to opening of The Borgata in Atlantic City in July 2003.

o    Possible opening of Native American casinos in Catskills.

o    Likely installation of VLT's at New York State racetracks.

o    Possible legalization of racinos in Pennsylvania.


Positive Issues

o    Market growth from The Borgata tapping into new market segment.

o    Market growth from other Atlantic City infrastructure investments:
     o    Tropworld expansion
     o    Pier mall project

o    Core industry for New Jersey.

o    Natural attraction of physical location.

o    Historical mystique (Miss America Pageant).

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 12

                              8. GB HOLDINGS, INC.
                                 OPINION SUMMARY

--------------------------------------------------------------------------------

OPINION SUMMARY

o Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the common stockholders of Parent in the Transaction is fair, from a financial point of view, to the common stockholders of Parent.

See the Fairness Opinion and our Statement of Contingent and Limiting Conditions for certain assumptions and conditions with respect to the Fairness Opinion and this presentation.





--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 13

                              9. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

This presentation is made subject to the following contingent and limiting conditions, as well as the other conditions or assumptions set forth elsewhere herein:

1. We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

2. We have relied upon and assumed without independent investigation, with your permission, that all information reviewed by us with respect to the Company, whether supplied by the Company or its advisors or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary to make the information supplied to us not misleading.

3. We have further relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

4. We have assumed, without independent verification, that the Transaction will be consummated in all material respects in accordance with applicable laws, the Existing Indenture and related security documents and the Transaction Summary.

5. At your direction, we also have assumed for the purposes of the Fairness Opinion that the holders of at least 58% of the Existing Notes, or $63.8 million principal amount, will exchange their Notes into an equal principal amount of New Notes.

6. The Fairness Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of the Fairness Opinion letter.

7. Events occurring after the date of the Fairness Opinion letter could materially affect the assumptions used in preparing such Opinion.

8. We have not analyzed and are expressing no view on the value of what the common stock of Parent or Newco actually will be when the Transaction is consummated or the price at which the common stock of Parent or Newco will trade subsequent thereto.

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 14

                              9. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

9. For purposes of the Fairness Opinion, with your permission, we have not undertaken any inquiry as to, or taken into consideration, the possible tax consequences of the Transaction (including whether common stockholders of Parent will recognize taxable income as a result of the Transaction). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in the Fairness Opinion.

10. Our services to you, including without limitation the Fairness Opinion and this presentation, are provided solely for the information of the Independent Committee in its evaluation of the consideration to be received by the common stockholders of Parent in the Transaction and the Fairness Opinion and presentation are given to you solely for that purpose, and are not intended to confer rights or remedies upon or be relied upon by, any securityholder of the Company or Newco or any other person or entity.

11. We will receive a fee for our services in connection with the Opinions, and we will be indemnified by the Parent for certain liabilities arising from the delivery of the Opinions.

12. No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

13. The conclusions reached in the Fairness Opinion and this presentation represent our considered opinion based upon information furnished to us by the Company and other sources. The extent to which the conclusions arrived at in the Fairness Opinion and herein should be relied upon should be governed and weighted accordingly.

14. The Fairness Opinion is valid only for the stated purpose set forth therein and the date of such Opinion.

15. We assume no responsibility for the legal description or other matters including legal or title considerations of the business interest being valued. Title to the subject business interest is assumed to be good and marketable unless otherwise stated. We assume that the subject business interest is free and clear of any or all liens or encumbrances unless otherwise stated. We assume no hidden or unapparent conditions regarding the subject business interest.

16. Neither Libra nor any individual signing the Fairness Opinion or associated with this presentation shall be required by reason thereof to furnish additional analyses, or to give testimony, or to be in attendance in court with reference to the business interest in question unless specific arrangements therefor have been made.

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 15

                              9. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

17. Unless otherwise stated in this presentation, we assume that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the Fairness Opinion is based. We assume that there is full compliance with all applicable federal, state and local laws and regulations, unless the lack of compliance is otherwise stated.

18. We assume responsible ownership and competent management with respect to the subject business interest.

19. Industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources and we have not independently verified the accuracy and completeness of such information.

20. Libra has not retained separate legal counsel to review the legal agreements that set forth the rights, preferences, privileges and obligations of the noteholders or stockholders of GB Holdings, Inc., and is relying on management and its counsel for its understandings thereof.

21. Libra is not acting as a financial, tax or other advisor to any person in connection with this presentation or the Fairness Opinion, and none of the recipients of this presentation or the Fairness Opinion shall rely on Libra in any manner in determining whether to approve or enter into the Transaction or in assessing the legal or tax treatment of the Transaction.




--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 16

                                   APPENDIX A.
                                GB HOLDINGS, INC.
                    SELECTED HISTORICAL FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                               Pre-Organization
                                                               1/1/00 - 9/30/00
                                                             Post-Reorganization       Post-            Post-            Post-
                                      Pre-Reorganization      10/1/00 - 12/31/00  Reorganization   Reorganization   Reorganization
                                ---------------------------- -------------------  --------------   --------------   --------------
                                      FYE            FYE         Combined FYE           FYE              FYE              LTM
                                   12/31/98       12/31/99         12/31/00          12/31/01         12/31/02          3/31/03
                                   --------       --------         --------          --------         --------          -------
Revenues:
  Casino                        $ 219,368,000  $ 227,475,000    $ 229,757,000     $ 232,369,000    $ 206,417,000    $ 194,386,000
  Rooms                             9,200,000      9,273,000        9,480,000        11,570,000       11,140,000       10,853,000
  Food and beverage                25,381,000     27,870,000       28,323,000        29,408,000       23,305,000       21,504,000
  Other                             3,767,000      5,960,000        4,500,000         4,683,000        3,739,000        3,694,000
                                -------------  -------------    -------------     -------------    -------------    -------------
                                  257,716,000    270,578,000      272,060,000       278,030,000      244,601,000      230,437,000
  Less: Promotional allowances    (20,372,000)   (23,683,000)     (41,225,000)      (42,128,000)     (51,128,000)     (50,407,000)
                                -------------  -------------    -------------     -------------    -------------    -------------
    Net revenues                  237,344,000    246,895,000      230,835,000       235,902,000      193,473,000      180,030,000

Expenses:
  Casino                          186,761,000    197,906,000      183,585,000       188,409,000      143,189,000      138,256,000
  Rooms                             3,174,000      2,858,000        2,770,000         4,362,000        2,985,000        2,314,000
  Food and beverage                 9,998,000     10,274,000        8,977,000         9,814,000       10,915,000       10,482,000
  Other                             2,599,000      4,234,000        3,741,000         3,374,000        2,625,000        2,496,000
  General and administrative       12,497,000     10,586,000        9,838,000        10,961,000       12,799,000       12,409,000
                                -------------  -------------    -------------     -------------    -------------    -------------
    Total expenses                215,029,000    225,858,000      208,911,000       216,920,000      172,513,000      165,957,000
                                -------------  -------------    -------------     -------------    -------------    -------------

EBITDA                          $  22,315,000  $  21,037,000    $  21,924,000     $  18,982,000    $  20,960,000    $  14,073,000
                                =============  =============    =============     =============    =============    =============


--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 17

                                   APPENDIX B.
                                GB HOLDINGS, INC.
        SELECTED NON-NEVADA SINGLE PROPERTY GAMING TRANSACTIONS LESS THAN
                                  $300 MILLION

--------------------------------------------------------------------------------

                                                                                                   LTM
DATE                                                                                   PRICE      EBITDA
ANNOUNCED  ACQUIROR                          TARGET                                    ($MM)     MULTIPLE
---------  --------                          ------                                    -----     --------
Dec-02     Isle of Capri                     Colorado Central Station & Grande        $ 84.0       5.8x
---------------------------------------------------------------------------------------------------------
Oct-02     Centaur Partners                  Harrah's Wagon Wheel, Colorado             20.0       N.M.
---------------------------------------------------------------------------------------------------------
Jul-02     Boyd Gaming Corporation           Isle of Capri - Tunica                     12.2       N.M.
---------------------------------------------------------------------------------------------------------
Mar-02     Yung Family                       Greenville Jubilee                         42.0       4.9x
---------------------------------------------------------------------------------------------------------
Apr-01     Boyd Gaming                       Delta Downs                               125.0       N.M.
---------------------------------------------------------------------------------------------------------
Feb-01     Jacobs Entertainment              Black Hawk Gaming & Development           110.7       5.3x
---------------------------------------------------------------------------------------------------------
Dec-00     Majestic Star                     Fitzgeralds                               149.0       4.5x
---------------------------------------------------------------------------------------------------------
Oct-00     Colony Capital                    Resorts                                   140.0       6.5x
---------------------------------------------------------------------------------------------------------
Aug-00     Park Place Entertainment          The Claridge Hotel & Casino                62.0       5.3x
---------------------------------------------------------------------------------------------------------
Jul-00     Penn National Gaming              CRC Holdings                              160.3       5.5x
---------------------------------------------------------------------------------------------------------
Jul-00     Isle of Capri                     President Casino Davenport                 58.2       4.7x
---------------------------------------------------------------------------------------------------------
Feb-00     Isle of Capri                     Kansas City Flamingo                       33.5       N.M.
---------------------------------------------------------------------------------------------------------
Jan-00     Black Hawk Gaming & Development   Gold Dust West Casino                      26.5       5.0x
---------------------------------------------------------------------------------------------------------
Dec-99     Penn National Gaming              CMAG Bay St. Louis & Boomtown Biloxi      195.0       5.5x
---------------------------------------------------------------------------------------------------------
Aug-99     Lady Luck Gaming Corporation      Miss Marguette Casino                      41.7       4.4x
---------------------------------------------------------------------------------------------------------
Jul-99     Peninsula Gaming                  Diamond Jo Casino                          77.0       4.7x
---------------------------------------------------------------------------------------------------------
Jun-99     Boyd Gaming                       Blue Chip Casino                          273.5       4.2x
---------------------------------------------------------------------------------------------------------
Jul-97     Boyd Gaming                       Treasure Chest                            112.9       4.0x
---------------------------------------------------------------------------------------------------------
Apr-96     Boyd Gaming                       Par-a-Dice Gaming                         174.0       5.0x
---------------------------------------------------------------------------------------------------------

                                                                                                 --------
                                             MEAN EBITDA MULTIPLE                                  5.0x
                                                                                                 ========

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 18

                                   APPENDIX C.
                                GB HOLDINGS, INC.
                    ADDITIONAL PRECEDENT GAMING TRANSACTIONS

--------------------------------------------------------------------------------

                                                                                                   LTM
DATE                                                                                   PRICE      EBITDA
ANNOUNCED  ACQUIROR                          TARGET                                    ($MM)     MULTIPLE
---------  --------                          ------                                    -----     --------
Dec-02     Isle of Capri                     Colorado Central Station & Grande       $   84.0      5.8x
---------------------------------------------------------------------------------------------------------
Oct-02     Centaur Partners                  Harrah's Wagon Wheel, Colorado              20.0      N.M.
---------------------------------------------------------------------------------------------------------
Aug-02     Penn National Gaming              Hollywood Casino Corp.                     780.0      7.2x
---------------------------------------------------------------------------------------------------------
Jul-01     International Game Technology     Anchor Gaming                            1,365.0      6.5x
---------------------------------------------------------------------------------------------------------
Apr-01     Boyd Gaming                       Delta Downs                                125.0      N.M.
---------------------------------------------------------------------------------------------------------
Apr-01     Harrah's Entertainment            Harveys Casino Resorts                     675.0      6.4x
---------------------------------------------------------------------------------------------------------
APR-01     ARGOSY GAMING                     JOLIET EMPRESS                             465.0      6.3x
---------------------------------------------------------------------------------------------------------
FEB-01     JACOBS ENTERTAINMENT              BLACK HAWK GAMING & DEVELOPMENT            110.7      5.3x
---------------------------------------------------------------------------------------------------------
DEC-00     MAJESTIC STAR                     FITZGERALDS                                149.0      4.5x
---------------------------------------------------------------------------------------------------------
Oct-00     Colony Capital                    Resorts                                    140.0      6.5x
---------------------------------------------------------------------------------------------------------
OCT-00     AMERISTAR CASINOS                 STATION KC AND ST. CHARLES                 488.0      5.3x
---------------------------------------------------------------------------------------------------------
Oct-00     Station Casinos                   The Reserve                                 70.0      N.M.
---------------------------------------------------------------------------------------------------------
AUG-00     PARK PLACE ENTERTAINMENT          THE CLARIDGE HOTEL & CASINO                 62.0      5.3x
---------------------------------------------------------------------------------------------------------
JUL-00     PENN NATIONAL GAMING              CRC HOLDINGS                               160.3      5.5x
---------------------------------------------------------------------------------------------------------
Jul-00     Station Casinos                   Fiesta Casino and Hotel                    185.0      8.0x
---------------------------------------------------------------------------------------------------------
JUL-00     ISLE OF CAPRI                     PRESIDENT CASINO DAVENPORT                  58.2      4.7x
---------------------------------------------------------------------------------------------------------
Jun-00     Station Casinos                   Santa Fe Casino and Hotel                  205.0      8.7x
---------------------------------------------------------------------------------------------------------
Mar-00     MGM Grand                         Mirage Resorts                           6,400.0      9.8x
---------------------------------------------------------------------------------------------------------
Feb-00     Isle of Capri                     Kansas City Flamingo                        33.5      N.M.
---------------------------------------------------------------------------------------------------------
Jan-00     Black Hawk Gaming & Development   Gold Dust West Casino                       26.5      5.0x
---------------------------------------------------------------------------------------------------------
DEC-99     PENN NATIONAL GAMING              CASINO MAGIC AND BOOMTOWN BILOXI           195.0      5.5x
---------------------------------------------------------------------------------------------------------
Dec-99     Horseshoe Gaming                  Empress Entertainment                      600.0      7.2x
---------------------------------------------------------------------------------------------------------
OCT-99     ISLE OF CAPRI                     LADY LUCK GAMING CORPORATION               412.0      6.0x
---------------------------------------------------------------------------------------------------------
Aug-99     Harrah's Entertainment            Players International                      425.0      7.1x
---------------------------------------------------------------------------------------------------------
Jul-99     Peninsula Gaming                  Diamond Jo Casino                           84.0      5.2x
---------------------------------------------------------------------------------------------------------
JUN-99     BOYD GAMING                       BLUE CHIP CASINO                           273.5      4.2x
---------------------------------------------------------------------------------------------------------
Apr-99     Park Place Entertainment          Ceasars World                            3,000.0      9.0x
---------------------------------------------------------------------------------------------------------
Mar-99     International Game Technology     Sodak Gaming                               230.0      7.8x
---------------------------------------------------------------------------------------------------------
Mar-99     Anchor Gaming                     Powerhouse Technologies                    280.0      9.6x
---------------------------------------------------------------------------------------------------------
Nov-98     MGM Grand                         Primadonna Resorts                         550.0      6.7x
---------------------------------------------------------------------------------------------------------
Aug-98     Harrah's Entertainment            Rio Hotel and Casino                       888.0      8.1x
---------------------------------------------------------------------------------------------------------
Jun-98     Park Place Entertainment          Grand Casinos                              895.0      7.7x
---------------------------------------------------------------------------------------------------------
Jun-98     Harrah's Entertainment            Showboat, Inc.                           1,200.0     11.6x
---------------------------------------------------------------------------------------------------------
FEB-98     HOLLYWOOD PARK                    CASINO MAGIC CORP.                         340.0      7.2x
---------------------------------------------------------------------------------------------------------
FEB-98     COLONY CAPITAL                    HARVEYS CASINO RESORTS                     450.0      6.0x
---------------------------------------------------------------------------------------------------------
Jul-97     Hollywood Park                    Boomtown, Inc.                             175.2      5.0x
---------------------------------------------------------------------------------------------------------
Aug-96     Sun International Hotels          Griffin Gaming                             262.5      5.4x
---------------------------------------------------------------------------------------------------------
Jun-96     Trump Hotels & Casino             Trump's Castle Casino                      496.2      N.M.
---------------------------------------------------------------------------------------------------------
Jun-96     Hilton Hotels Corp.               Bally's Entertainment Corp.              2,979.3     10.7x
---------------------------------------------------------------------------------------------------------
APR-96     BOYD GAMING                       PAR-A-DICE GAMING                          174.0      5.0x
---------------------------------------------------------------------------------------------------------
Mar-95     Mandalay Resort Group             Gold Strike Resorts                        590.4     15.2x
---------------------------------------------------------------------------------------------------------

                                                                                                 --------
                                             MEAN EBITDA MULTIPLE OF BOLD TRANSACTIONS             5.4x
                                                                                                 ========

--------------------------------------------------------------------------------
                                                 [LIBRA SECURITIES, LLC LOGO] 19